Form of Transfer Agency Agreement

SCHEDULE II SERIES

448330	Knowledge Leaders Developed World ETF	July 08, 2015
824504	The Wear ETF	August 2, 2016
541865	Saba Closed-End Funds ETF	March 13, 2017
983931	ProSports Sponsors ETF	July 11, 2017
	James Biblically Responsible Investment ETF	[ ], 2017

EXCHANGE LISTED FUNDS TRUST

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THE BANK OF NEW YORK MELLON

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